  Exhibit 99.1

Correction

United States Antimony Corporation Announces $2 Million Private Placement to Accelerate Development of the Los Juarez Gold and Silver Project

The amount raised was increased.

Thompson Falls, Montana – July 23, 2020 – United States Antimony Corporation (NYSE AMERICAN: UAMY), today announced that it has entered into a definitive agreement with investors to raise $2,010,000.30 at a price of $0.35 per unit in a private placement. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. Each warrant has an exercise price of $0.46 per share, is exercisable six months following issuance and has a term of five and one-half years following issuance. After the placement agent fees and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $1,825,000.

Roth Capital Partners is acting as the sole placement agent in this offering.

The Company intends to use the net proceeds of this offering to accelerate the production of gold and silver from the Los Juarez deposit and for working capital purposes. Concurrent with the ramp in gold and silver production from the Los Juarez deposit, the Company will commence a confirmation drill program to enhance the knowledge of the geological nature and depths of the gold and silver deposit. In addition, the Company intends to reduce costs in Mexico associated with the production of antimony oxide and antimony metal and redirect the Company’s antimony focus to the ore required for the profitable production of trisulfide for the DLA and the recreational trisulfide market.

The offering is expected to close on or about July 27, 2020, subject to customary closing conditions.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 35 days of the closing to register the resale of the shares of common stock and shares of common stock underlying the warrants issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About United States Antimony Corporation

US Antimony is a growing, vertically-integrated natural resource company that has production and diversified operations in precious metals, zeolite and antimony.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations, pending contracts and future revenues, ability to execute on its increased production and installation schedules for planned capital expenditures and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.